EXHIBIT 99

Everett Tackett, APR	Scott Sullinger
Public Relations	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-4534	(602) 244-3437
everett.tackett@onsemi.com	scott.sullinger@onsemi.com

ON Semiconductor Announces Completion of Common Stock Offering

and Calls for Redemption of Senior Secured Notes

PHOENIX, Ariz. – Feb. 9, 2004 – ON Semiconductor (Nasdaq: ONNN) today announced that it and its principal stockholder, Texas Pacific Group, completed their recently announced registered public offering of common stock at a public offering price of $6.98 per share. ON Semiconductor had previously announced that it would use a portion of the net proceeds received by it from the offering to redeem a portion of its first lien senior secured notes due 2010 and its second lien senior secured notes due 2008, and that it would use the remaining net proceeds received by it from the offering for general corporate purposes. ON Semiconductor did not receive any of the proceeds from the sale of shares by the selling stockholder.

ON Semiconductor also today announced the call for redemption of $70 million outstanding principal amount of its first lien senior secured notes due 2010 and $105 million outstanding principal amount of its second lien senior secured notes due 2008. The redemption date for both series of notes has been set for March 10, 2004. The redemption price for both series of notes is 112.0 percent of the principal amount of the notes, together with accrued interest to March 10, 2004.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s website at http://www.onsemi.com.

# # #

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.